EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in this Registration Statement on Form S-8 pertaining to The PMI Group, Inc. Employee Stock Purchase Plan (May 18, 2006 Amendment and Restatement) (the Plan) and to the incorporation by reference therein of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedules of The PMI Group, Inc., The PMI Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The PMI Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005. We also consent to the incorporation by reference in this Registration Statement of our report dated March 8, 2006, with respect to the consolidated financial statements of PMI Mortgage Insurance Ltd and subsidiaries included as Exhibit 99.1 in The PMI Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005. We also consent to the incorporation by reference in this Registration Statement of our report dated February 2, 2006, with respect to the consolidated financial statements of PMI Mortgage Insurance Ltd and subsidiaries for the years ended December 31, 2004, 2003, and 2002 included as Exhibit 99.1 of Form 8-K filed by The PMI Group, Inc. on February 22, 2006.

Los Angeles, California

August 14, 2006

/s/ Ernst & Young LLP